As filed with the Securities and Exchange Commission on December ___, 2000
                        Registration No. 333-___________
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                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                                   ----------
                                    FORM SB-2

                          REGISTRATION STATEMENT UNDER
                           THE SECURITIES ACT OF 1933

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                              Sword Comp-Soft Corp.
                         (Name of issuer in its charter)

Delaware                                 7374      98-0229951
(State or other jurisdiction    (Primary Standard  (I.R.S. Employer
of incorporation or             Industrial         Identification Number)
organization)                   Classification
                                Code)
4055 St. Catherine Street West                     Irving Rothstein, Esq.
Suite 133                                          Heller, Horowitz & Feit, P.C.
Montreal H3Z 3J8 Quebec                            292 Madison Avenue
(514) 940-1098 CANADA                              New York, New York 10017
(Address and telephone number                      (212) 685-7600
of registrant's principal executive                (Name, address and telephone
offices and principal place of business)           number of agent for service)

                                   ----------
                                   Copies to:

                             Irving Rothstein, Esq.
                          Heller, Horowitz & Feit, P.C.
                               292 Madison Avenue
                            New York, New York 10017
                            Telephone: (212) 685-7600

Approximate date of commencement of proposed sale to public: At the discretion of the selling stockholders.

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box. [X]

                         CALCULATION OF REGISTRATION FEE
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Title of Each Class of Securities to be    Amount To Be     Proposed Maximum           Proposed Maximum Aggregate     Amount of
Registered                                 Registered       Offering Price Per         Offering Price              Registration Fee
                                                            Security
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Common Stock, par value $0.0001              13,000,000          $0.025(1)                   $325,000               $98.00
Common Stock, par value $0.0001              12,500,000          $4.00 (2)                  $50,000,000            $15000.00

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     (1)  based upon the price of a private offering.

     (2) As of the date of the filing there is no market for the registrant's securities. This price represents the price at which the registrant is offering its shares.

     The registrant hereby amends the registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

                 SUBJECT TO COMPLETION DATED, December ___, 2000

                             ----------------------
                              Sword Comp-Soft Corp.
                             ----------------------

                        25,500,000 Shares of Common Stock

     This prospectus covers 25,500,000 shares of the common stock, par value $.0001 per share, of Sword Comp Soft Corp. The 13,000,000 common stock offered here will be sold by the selling stockholders, this includes officers and directors. Sword Comp-Soft Corp. will offer up to 12,500,000 of its common stock.

SWORD COM-SOFT CORP. ("The Company") hereby offers 12,500,000 shares of its common stock, $0.0001 par value on an "as sold best effort" basis at a price of $4.00

All funds raised during this offering which will extend for ninety days from the date hereof (unless extended by the Company for up to an additional 30 days ) will be available to the Company immediately upon receipt. The Company may contact registered broker dealers to act as selling agents, although the Company may sell some shares directly. The Company currently has not begun discussions with any potential selling agents and has no understandings or arrangements with anybody to act as selling agent. See "Risk Factors". If all the shares offered are sold without the use of agents, the Company should net approximately $50,000,000 .

     The securities offered hereby involve a high degree of risk. Please read the "Risk factors" beginning on page 2.

     There is presently no public market for our securities. We intend to apply for a listing on NASDAQ on the OTC:BB. There can be no assurance that such securities will be accepted for quotation.

                        ---------------------------------

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

     Our principal executive offices are located at 4055 St. Catherine Street West, Ste 133, Westmount, Quebec H3Z 3J8, CANADA. Our telephone number is (514) 940-1098.


                The date of the Prospectus is December __, 2000.

                             Description of Business

     Sword Comp-Soft Inc. ("Sword" or the "Company") was organized on November 22, 1998. Its main goal is to bring interactive healthcare information services to the consumer, in lay terms, to allow the consumer to make educated choices in the area of health care. Its plan is to offer knowledge and service databases that allows the end user to access what they, as individuals, need.

     Sword has developed technology that combines a large volume of healthcare information in conjunction with the ability to selectively generate only that which the consumer wishes to know. The programs, known as ASPs, are geared to very specific areas and, thus, allows the subscriber to pick and choose, as per their healthcare preference. The interactivity means that the program will keep prompting consumers until their questions have been fully answered or their needs met to the consumer's satisfaction.

                                  The offering

     The Company is offering hereby up to 12,500,000 shares of its Common Stock for $4.00 per share on an "as-sold, best efforts" basis, which would allow the Company to have immediate use of all funds raised regardless of how many shares are sold. If all the shares offered are sold without the use of agents, the Company should net approximately $50,000,000. No determination can be made as the amount of proceeds if agents are used to sell the shares on behalf of the Company. See "Use of Proceeds".

                                  Risk factors

     Purchasers of the securities offered herby should be aware that the securities are highly speculative and involve a very high degree of risk and, therefore, should not be purchased by investors who cannot afford the loss of their entire investment. In addition to the general risks of investing, the Company's securities may be particularly risky based upon the fact that the Company (i) is undercapitalized to complete its business plan; (ii) will have use of the proceeds immediately and the early investors will have no assurance that sufficient additional funds will be raised (iii) is involved in a novel business model, utilizing non-traditional marketing. (iv) plans to use the Internet as its medium; (v) has not completed modification of its product for use in connection of its target market; and (vi) has no market established for the trading of its securities. (vii) The funds raised will be dispensed at the discretion of the Board of Directors with no prior shareholder approval. You will therefore have no direct input into how your funds are spent. Prospective investors should carefully review and consider the factors set forth under the "Risk Factors" as well as other information herein.

     You should carefully consider the following facts and other information in this prospectus before deciding to invest in the shares.

Since we have only a limited operating history, it is difficult for you to evaluate if we are a good investment

     We were incorporated in November 1998. As of this date, we have not introduced our first services. Accordingly, we have only a very limited operating history, and we face all of the risks and uncertainties encountered by early-stage companies. Thus, our prospects must be considered in light of the risks, expenses and difficulties associated with a new and rapidly evolving market for proprietary Application Service Providers focusing on e-healthcare. In sum, because of our limited history and the youth and inherent risks of our industry, predictions of our future performance are very difficult.

Our independent auditor has expressed concern over our ability to remain in business and if we go out of business your investment will be lost

     In his report on our audited financial statements, our auditor has stated that there is a substantial doubt as to whether we will be able to remain in business for even the next twelve months. His concern is based upon our growing losses and no specific plan to have the funds necessary to implement our business plan. If his concerns are proven accurate, any investment in our securities will likely be lost.

We have incurred losses and anticipate even more losses in the future which may cause us to become insolvent

     From our inception in November 1998 through August 31, 2000, we incurred an accumulated deficit of $115,467. We anticipate incurring significant losses until, at the earliest, we generate sufficient revenues to offset the substantial up-front expenditures and operating costs associated with developing and commercializing our products. There can be no assurance that we will ever operate profitably.

We have no regular customers and generate no meaningful revenues and if we do not develop a solid customer base and generate greater revenue we will go out of business

     We have not entered into any agreements to utilize our technology with any subscribers or alliance partners. We do not believe that we will generate significant revenues in the immediate future. We will not generate any meaningful revenues unless we obtain contracts with a significant number of subscribers and a few health alliance partners. There can be no assurance that we will ever be able to obtain contracts with a significant number of subscribers to generate meaningful revenues or achieve profitable operations.

     Our success is dependent on successful implementation of our business plan. This involves developing and expanding our operations on a profitable basis and developing non-traditional marketing and promotional channels that would be available to promote our services on a monthly fee basis. We are unaware of any other entity that has attempted to accomplish what we propose to do and there is no assurance that we will be successful or that our business model and services will be accepted in the industry or result in the generation of significant revenues.

We need additional financing or we may have to curtail operations and investors will lose their money

     Our capital requirements relating to the commercialization of our technology will be significant. We will be dependent on the proceeds of future financings in order to continue in business and to develop and commercialize additional proposed application services. We currently project requiring an additional $ 420,000 in new financing, in order to commence the work on our next ASP. There can be no assurance that we will be able to raise the additional capital resources necessary to permit us to pursue our business plan. We have no current arrangements with respect to additional financing and there can be no assurance that any such financing will be available to us on commercially reasonable terms, or at all. Any inability to obtain additional financing will have a material adverse effect on us, such as requiring us to significantly curtail or cease operations.

Our infrastructure may not be reliable because it may not be large enough to accommodate growth and because of third party disruptions and if this occurs we will lose customers

     Our operations will depend upon the capacity, reliability, security and privacy of our systems infrastructure. We currently have only limited system capacity and will be required to continually expand our systems infrastructure to accommodate significant numbers of subscribers and their personal data. Development and/or expansion of our systems infrastructure will require additional financial, operational and managerial resources. There can be no assurance that we will be able to expand our systems infrastructure to meet potential demand on a timely basis or at a commercially reasonable cost. Our failure to develop and/or expand our systems infrastructure on a timely basis could have a material adverse effect on us. We will be dependent upon co-location and online service providers for access to our application services.

     Our systems infrastructure will also be vulnerable to computer viruses, break-ins and similar disruptions from unauthorized tampering with our computer systems. Computer viruses or problems caused by third parties could lead to material interruptions, delays or cessation in service to our customers. Inappropriate use of the internet by third parties could also potentially jeopardize the security of confidential information stored in the computer systems of consumers. Security and privacy concerns of consumers may limit our ability to develop a significant subscriber base.

We may face liability because of the content transmitted over our systems and if found liable the amount of damages could make us insolvent

     The liability we may face as a result of content disseminated through our system could have a negative impact on our financial condition. The law relating to the liability of businesses such as ours for content carried on or disseminated through their system is currently unsettled. We could become involved in litigation regarding the content transmitted over our system, which could create adverse publicity, significant defense costs and substantial damage awards. In addition, because health content materials can be downloaded and may be subsequently distributed to others, there is a potential that claims will be made against us for defamation, negligence, copyright or trademark infringement or other theories based on the nature and content of such materials.

     We could also be exposed to liability in connection with the selection of materials that may be accessible over our system. Claims could be made against us if material or reports deemed inappropriate or incorrect by health viewers could be accessed. For instance, a subscriber may tells us about their hypertension leading us to recommend exercise but they fail to tell us that they are osteoporic and they break a bone.

     While we intend to carry insurance policies, our insurance may not cover potential claims of this type or may not be adequate to cover liability that may be imposed or related defense costs. There can be no assurance that we will not face claims resulting in substantial liability for which we are partially or completely uninsured. Any partially or completely uninsured claim against us would have a material adverse effect on our ability to operate.

                Special note regarding forward-looking statements

     Some of the statements under "Risk factors," Plan of operations," "Business" and elsewhere in this prospectus are forward-looking statements that involve risks and uncertainties. These forward-looking statements include statements about our plans, objectives, expectations, intentions and assumptions and other statements contained in this prospectus that are not statements of historical fact. You can identify these statements by words such as "may," "will," "should," "estimates," "plans," "expects," "believes," "intends" and similar expressions. We cannot guarantee future results, levels of activity, performance or achievements. Our actual results and the timing of certain events may differ significantly from the results discussed in the forward-looking statements. Factors that might cause such a discrepancy include those discussed in "Risk factors" and elsewhere in this prospectus. You are cautioned not to place undue reliance on any forward-looking statements.

Summary historical financial information

     The following selected financial data for the year ended April 30, 2000 is derived from our audited financial statements included in this prospectus . The selected data for the 4 months ended August 31, 2000 and the period November 2, 1998 (inception) through August 31, 2000 is derived from our unaudited financial statements included in this prospectus.

     The following data should be read in conjunction with our financial statements.

Statement of operations data
                                    Year ended    4 months ended  From 11/02/98
                                    4/30/2000       8/31/2000     (inception) to
                                                   (unaudited)      8/31/2000
                                                                   (unaudited)
                                       $                $               $

     Net Revenues                        -0-         55,073         55,073

     Operating Loss                  (11,454)      (104,013)      (115,467)

     Income Taxes                        -0-            -0-            -0-

     Net Loss                        (11,454)      (104,013)      (115,467)

     Loss per Share                    (.001)       (0.0027)         (.003)
     (Basic & Diluted)

Balance sheet data
                                   April 30,2000         August 31,2000
                                       $                       $

     Working Capital                                144,807         108,519

     Total Assets                                   166,660         293,662

     Total liabilities                                6,853           4,651

     Stockholders' Equity                           159,807         289,011

                               Plan of operations

     The following discussion should be read in conjunction with the financial statements and related notes, which are included elsewhere in this prospectus.

     Sword Comp-Soft Corp., based in Montreal, Canada, is a new Application Service Provider (ASP) initially investing in the e-healthcare sector. Application Services, a rapidly growing segment of the internet economy, is the term used to describe internet providers that focus on a single topic or issue in a conversational manner. We were initially formed in November 1998 and are currently still in the development phase and preparing to begin commercial activity in the first quarter of 2001. We now have what we believe is some of the most advanced technology currently available in the field of e-healthcare.

On May 29,2000, Millenia Hope Inc. acquired thirty-five million seven hundred thousand (35,700,000) shares of SWORD COMP-SOFT INC., this being the 51% of SWORD's authorized capital, at a cost of five million (5,000,000) common shares, valued at the average thirty date trading range (OTC other) of $1.50 or seven million five hundred thousand dollars ($7,500,000) and five million warrants (5,000,000) entitling the registered holder thereof to purchase at any time from that date for a period of three (3) years, one share of common stock at a price of two dollars (2).

     We hope to benefit from our relationship with Millenia Hope, Inc., our controlling shareholder, in several ways. Millenia's scientific advisory committee, comprised of MD's and P.H.D.s with a wide range of expertise, will lend valuable assistance to Sword, as it brings to the market its medical ASPs. Further, their breadth of knowledge and varied specializations should help to generate ideas and data to aid in the production of other medical ASPs.

     Also, Mr. Leonard Stella, Chief Operating Officer of Millenia Hope, will fill the same post at Sword, as well as sitting on the Board of Directors. This will allow Sword to benefit from Mr. Stella's fiscal expertise and Millenia's guidance in its financial transactions and decisions.

     Furthermore; Millenia Hope will not charge any administrative fees or download any expenses onto its subsidiary, SWORD.

     While we expect to incur direct expenditures for research and development in the approximate amount of $ 260,000 thru December 2000, we expect governmental agencies of Canada, who provide excellent incentives, to provide us with grants. Research and development grants will be recorded as a reduction of expense on the income statement, leaving us with the net amount of the expense.

     The first group of our application services are currently expected to be available by the end of 2000. The marketing plan for the first year of operations is to concentrate on the North American market and to focus, particularly during the balance of this year, on opportunities that have been identified for or by the top pharmaceutical companies. Should we be unable to complete formal contracts with a few of the major pharmaceutical companies, our plan is to market directly to consumers on a monthly fee basis.

     Initially, our interactive health service applications will be promoted primarily via our web site, internet on-line advertising and by an aggressive effort to recruit specific web communities (a group of like minded Internet users with similar interests) that are health and well being oriented. Co-parenting, the joining of two products/services or ideas presented as a single corporate message, will be employed in tandem with major medical and not for profit organizations to raise the profile of our offering. As interest grows commensurately, we will employ a wider choice of media outlets to promote our website, Medicocenter.com

     We believe that our sales targets are both modest and achievable based upon ad hoc discussions with potential health alliance partners and our own internal estimates. We hope to break even this year and have revenues of $1.3 million from several sources, including but not exclusive of Internet site hosting, software consultations and our ASPs during fiscal 2001. We currently anticipate that our monthly rate of expenditures, once we commence sales, will be approximately $40,000.

     SWORD will be generating funds in a number of ways. As previously mentioned, our Website, www. Medicocenter.com, will be available to the individual consumer for a monthly fee. This might be a flat fee or a graded fee based on consumer usage.

     We will also be soliciting pharmaceutical and other healthcare corporations to purchase advertising space on our website, a natural fit as the consumers accessing our website will be interested in health and wellness. As our various ASPs come on line we will gear our sales efforts to mesh the individual ASP to the Company whose market is the specific area covered by that particular ASP.

     SWORD is planning to hold discussions with insurance carriers to have them pay the company directly for their customer's use of our medical site. This should be a mutually beneficial arrangement, as the insurance company will have better educated customers, making more intelligent wellness choices and saving their corporations money in the future. The Company gains by having a solid steady fee base.

     We also hope to enter into agreement with pharmaceutical and other health care corporations to sell them the raw data we collect, i.e. number of people with questions relating to a specific illness, how many people on our database have pre-operative problems etc.

     During our initial fundraising in 2000, we sold 11,000,000 shares for an aggregate of $275,000. We anticipate using these funds as follows.

     Research & Development                                        $105,000
     Advertising and Marketing                                     $ 37,000
     Rent & office equipment                                       $ 22,000
     Administration  & Selling                                     $ 72,000
     Internet setup and bandwidth                                  $ 19,000
     Legal, Accounting, offering cost                              $ 20,000

     We believe our current cash on hand is sufficient to see us through the development stage to be able to bring the first of our application service providers on line. However, our cash is neither sufficient to allow for further research and development nor to make any technology related or other strategic acquisitions.

     The most important technical success factors have been assuring unique reliable health modules on top of basic e-commerce and online mass storage capabilities.

                               Use of the Proceeds

     The net proceeds from the sale of the shares offered herein by the Company is estimated to be approximately $50,000,000 assuming (i) all of the shares offered are sold and (ii) the shares are not sold through selling agents. In the event less than all of the shares offered are sold, the Company will realize less proceeds. The Company will not realize any funds from the sale of Common Stock by the Selling Security holders.

     The net proceeds of this Offering, assuming all shares offered are sold by the outside agents should be approximately $45,000,000 (3) and in the event that all are sold by the Company (the Company currently has no arrangements or understandings with any agents to sell any Shares), the net proceeds should be approximately $50,000,000. The Company intends to use such net proceeds as follows:

     (3) assumes a 10% commission to the selling agent.

                                        All sold by Company                           All sold by agents
                                        Approximate $ Amount      Approximate % of   Approximate $ Amount
                                                                    Net proceeds

     Advertising & Promotion                   $ 1,500,000                    3%          $ 1,350,000
     Research & Systems Development            $10,000,000                   20%          $ 9,000,000
     3rd Party Technology Licensing &
     Acquisitions
                                               $23,500,000                   47%           21,150,000
     Working Capital &
     General Corporate Purposes                $15,000,000                   30%           13,500,000
     Total                                     $50,000,000                  100%          $45,000,000

     The foregoing table represents the Company's best estimate of the allocation of the proceeds of this Offering based upon the current state of the Company's development, its current plans and current economic and industry conditions, and is subject to reapportionment of proceeds among the categories listed above or to new categories in the event of drastic changes to the current acquisition or otherwise, is presented to the Company.

     The Company should it be successful in raising funds in whole or part will fund a greatly expanded Research and System Development program. This will entail adding additional staff, paying subcontracted individuals and out sourcing research and development projects to outside entities. This will allow our medical ASPs to come on line in much greater number and at a greatly enhanced pace.

     Furthermore, the Company will have available funds with which to make technology acquisitions, both outright and via licensed agreement. These will fall within our perview of health care interactive databases, artificial intelligence modules capable of tying together diverse pieces of information (in our case, healthcare and medical related) and other related emerging technologies. To date, no specific acquisitions have been identified.

     The Company expects that the net proceeds of this Offering will be sufficient for it to reach its objectives over at least the next 12 months. However, these proceeds, even if realized, might not be sufficient to meet all of the Company's future capital requirements and additional financing might be necessary. No assurance can be given that the Company will be able to raise the additional funds necessary to reach its objectives.

                                    Business

     We were initially formed in November 1998 and are currently in the midst of the development phase and preparing to begin commercial activity in the first quarter of 2001. We are based in Montreal, Canada. We are a new Application Service Provider initially investing in the e-healthcare sector. Application Services, a rapidly growing segment of the internet economy, is the term used to describe internet providers that focus on a single topic or issue in a conversational manner.

     We are working on a pilot and believe that we will be in a position to offer a range of application services designed around the concept of providing a series of useful, on-line interactive health services and facilities in an attractive, convenient format to people in their personal electronic environments. These application services include the identification and personal logging of disease(s) and strategies to cope with long term health issues from nutrition, wellness and health in a "patient driven" format.

     Essentially, the subscribers use application programs to create, store and transact medical data on the application server, for example: the interactive on-line health service will record similar data to that usually given to a primary health care worker, such as a doctor or a nurse, and create an overall profile of individual health needs. Each application will relate to a specific disease, drug, or part of the human anatomy on a pay per use basis, although this fee may be sponsored. We also plan to offer pre-operative processing support.

     The first of the applications on which the Company intends to focus are the areas of nutrition, overall health and well being of the individual, and contraception. We are planning to work on drug ASPs to enhance data for real trials and encourage and remind patients to take all their prescriptions on a timely and complete basis. This important data, on an ever-increasing number of patients for that particular drug or course of treatment, is of great value.

     Consumers will be able to access the Company's Internet medical site, www.medicocenter.com, and receive an individualized assessment based on their current health level and a nutritional plan designed to enhance the quality of their life and well being in the future. If, for example, a consumer has concerns about the onset or worsening of high blood pressure, he or she can engage in an interactive dialogue with the ASP to establish signposts to gauge the extent of the problem in conjunction with their physician. Following this, a detailed list of preventive measures and chronic treatment support will be provided to allow the consumer alternative choices as to a course of action best suited to their life situation.

Product differentiation

     The methodology of empowering the consumer, vis-a-vis their own health needs, broadens the overall health sector knowledge base and allows for intelligent, well thought out courses of action by the consumer when dealing with their professional health provider. Each of the applications is uniquely tailored to the particular needs of that consumer and their areas of concern.

     Our on-line medical services will be interactive, a dialogue between the consumer and the applications. Our goal is to position us so that, in the e-healthcare sector, our services are always perceived as being a rich and diverse source of information in a user friendly, interactive, individualized format. The clarity and consistency of that message will be monitored on an ongoing basis so that it meshes seamlessly with the changing needs and concerns of the consumer pool.

     There are over 15,000 health-based internet sites as reported by Business
2.0 magazine, in its March 1999 edition. Almost all of these are what Jupiter Communications dubbed "informational" i.e., they are one-way content providers and serve essentially the function of being an electronic medical encyclopedia. A few are transactional such as on-line pharmacies. In this new decade, we expect e-healthcare to adopt new business models and innovate to meet the demands of an industry in need of fundamental change. We believe that the new e-trends emerging in the healthcare industry will have an impact and provide significant investment opportunities.

     The ASP systems works as specific communication programs, which accumulate data for individuals, including those with multiple problems, through a question and answer interface, much like mimicking the Patient/Doctor interaction. The ASP then accesses our inference engine, a knowledge database that is able, using an artificial intelligence, to tie together diverse groups of facts, which will generate a report to the consumer. We are a proprietary Application Service Provider in the Business to Consumer, otherwise known as the "B-2-C," segment. We currently find ourselves alone in this segment of consumer e-healthcare.

     One of the large players in e-healthcare is E-MedSoft.com. Their website, e-medsoft.com, describes themselves as providing management systems for health care companies that system allows professional people (not the average consumer), in different locations, to access health care data from anywhere with an Internet hook-up. The Trizetto Group is also in the Business-to-Business segment. Neither of these companies addresses the final consumer, the segment that we will be servicing.

     The major limiting factor in this industry is that, at present, the aforementioned company's solutions are too expensive for the average consumer. Our applications hope to remedy this situation. Although e-medsoft.com, Trizetto and others may evolve to deal with consumers, we believe that will take place only in the future as they are now strategically engaged in putting new web sites onto their existing systems as opposed to new systems designed specifically for the new consumer trends. Significant corporate settlement of healthcare costs may be available to our Medicocenter web site to link our consumers with professional organizations i.e. Insurance company payments etc. that pay for health expenditures.

     According to Forrester Research, the ASP market is expected to grow to more than $21 billion in 2001. Forrester defines an application server as a software server product that supports individual users with an integrated group of computer capabilities. (June 2000). The message from the aforementioned report was that, consumers are seeking alternative choices.

     We are keenly aware of the ethical issues involved in healthcare services being sold over the Internet and, while we do not prescribe any drugs, we do aim to be profitable within a few years.

Marketing and sales

     The business model we developed takes into account a number of features of the new consumer empowerment for healthcare:

     A recent American Medical Association survey that shows fewer than 40 percent of doctor's use the Web as part of their practice this contrasts with the fact that more than 100 million consumers are looking to the Internet for health information.

     Health Information on-line is a huge and growing segment of the Healthcare industry, whose sales are predicted to rise to $10 billion by the year 2004. In the same release (Jupiter Communications Inc. January 2000) reported that 45% of on-line consumers access the Internet for health information.

     We believe that the consumer "dependency" on the medical system is shifting to a self-directed model as healthcare budgets and patient tolerance erodes. The article entitled Patients, Heal Thyselves by Lindsey Arent (May. 20, 1999) states "If the researchers at the Center for Future Health have their way, your yearly checkup could be a thing of the past. " Our ASP is part of this gradual change of the healthcare consumer's attitude.

Properties

     Our facilities are located in approximately 800 square feet of leased office space in Montreal, Canada. Our lease expires on June 30, 2005, and provides for an annual rental of US$ $18,000. We have only negligible costs relating to environmental compliance laws.

Legal proceedings

     We are not involved in any material legal proceedings

Management

     Contracts for officers and employees, are being reviewed by legal counsel and have not yet been signed.

Officers and directors

 Name                               Age       Title
 ----                               ---       -----
 Anthony Ierfino                    25        President & CEO, Director
 Leonard Stella                     39        Chief Operating Officer, Director
 Dr. Christos Tsoukas, C.M.,M.D.,   52        Vice-President - Scientific
          F.R.C.P., F.A.C.P                   Research and Development
 Abdulmajid Sharif                  25        Chief Technical Officer, Director
 Dr. Raafat G. Saade                36        Vice-President - Data Information,
                                              Director

Mr. Anthony Ierfino, President/CEO - Director

     Mr. Ierfino received his Bachelor of Arts degree in Computer Science from Concordia University in 1996. In 1998 he received his Microsoft certificate as a systems Engineer. Mr. Ierfino combines expert knowledge in both Internet servers and Networks. He is highly accomplished in hardware installations, routing, set-up, support, etc. of the above. That being said, his main expertise is in the Security field for both networks and the Internet. He has served as the head of Network Administration for Bell Sygma International, 1997-2000, as well as administration of over 140 Internet Web sites for Mila Consultants, 1996-1997. He also heads his own firm, Payment Central Inc that specializes in security and authorization of both credit card payment and wire transfers via voice recognition.

Mr. Leonard Stella, COO - Director

     Mr. Stella has a Bachelor of Arts from McGill University, and received his Graduate Diploma in Hospital Administration from Concordia University. From 1984-1985 he was the assistant administrator of the Mt. Sinai Hospital. In 1986 Mr. Stella founded and operated a residential and commercial property developer, Dominion Certified Development. In 1991, he founded Trans-Immobilia, a residential property company that he continues to run to date. In 1998 he was one of the founding partners and has the position of President and Treasurer of Millenia Hope Inc., a Delaware company, specializing in the biotechnology field, that is publicly traded on the NASD's OTC Bulletin Board. To Sword, he brings his administration and management skills and expertise in working for public companies, and with venture capitalists and public relations firms.

Dr. Christos Tsoukas, Vice President of Research and Development

     Dr. Tsoukas received his Bachelor of Science degree from McGill University and his Medical degree from the University of Athens in 1975. In 1982 he was granted a specialization in Immunology from McGill University. Since 1982 he has been a full professor at McGill University. Since 1990, he has been the Associate Director of the McGill AIDS Center. Dr. Tsoukas is considered a leader in the development of clinical trials on AIDS as well as being one of the founders of the HIV treatment unit at the Montreal General Hospital. Also involved with the World Hemophilia Federation, he has been the guest speaker at many international symposia and is the author of many learned publications.

Dr. Raffat G. Saade - Vice President - Data Information - Director

     Dr. Saade received his Bachelor of Engineering from Concordia University in 1987. This was followed by his Master's in 1990 and his Ph.D. in Engineering in 1995, all from the same Institution. Dr Saade has broad expertise in computer modeling, expert systems and interactive programming, with emphasis on the fields of health and nutrition. Dr. Saade has worked on a wide variety of projects for several corporations and Universities from 1988 to the present. These included simulation models for Tecsult Inc. and the Lasalle Consulting Group between 1990-1993, an interactive computer aided learning system for McGill University from 1995-1996 and, more recently, the development of intelligent systems for data interpretation for Imro Medical System in 1997-1998 and a medical decision support system for the Internet for Global Netcare (NASDAQ: OTC BB -GBCR) during 1998 and 1999. In 1999-2000 he was involved with a joint project with Harvard University to develop a risk assessment program for osteoporosis. Dr. Saade has published over 40 reports and projects and lectured to Industry and Universities.

Mr. Abdulmajid Sharif, CTO (Chief Technical Officer)

     Mr. Sharif received his Bachelor of Science with honors in Physics and Mathematics from McGill University in 1997. Mr. Sharif has extensive and in-depth knowledge in both the software and hardware areas. He has served as the technology advisor to McGill University; Faculty of Science Computer Taskforce from 1997-1999 as well as the Faculty of Arts Computer Networking from 1997-1999. In 1999 he received his Microsoft certificate as a Systems Engineer and as a professional and Internet expert. Since 1995, Mr. Sharif has worked in various faculties and projects for McGill University. He is an expert in Internet technologies: World Wide Web, FTP, Internet Groupware with a highly specialized expertise in Internet Security. As well, Mr. Sharif has extensive knowledge in the field of networking and the integration of heterogeneous networks.

Indemnification of directors and officers.

     Neither our By-Laws nor our Certificate of Incorporation currently provides indemnification to our officers or directors. In an effort to continue to attract and retain qualified individuals to serve as our directors and officers, we intend to adopt provisions providing for the maximum indemnification permitted by Delaware law.

Compensation of directors

     Directors do not receive any compensation for services as members of the board of directors.

                          Security ownership of certain
                        beneficial owners and management

     The following table sets forth, as of November 30, 2000, information regarding the beneficial ownership of our common stock based upon the most recent information available to us for

     o each person known by us to own beneficially more than five (5%) percent of our outstanding common stock,

     o    each of our officers and directors and

     o    all of our officers and directors as a group.

     Each stockholder's address is c/o Sword Comp-Soft Inc., 4055 St. Catherine Street West, Suite 133, Montreal, Quebec, CANADA, H3Z 3J8

                                        Number of
                                        Shares Owned
Name                                    Beneficially       % of Total
----                                    ------------       ----------
Millenia Hope, Inc.                     35,700,000          76.4%
Anthony Ierfino (1)                     120,000              *
Leonard Stella (2)                      120,000              *
Abdulmajid Sharif (3)                   120,000              *
Christos Tsoukas (4)                    120,000              *
Raafat Saade (5)                        120,000              *

All Officers and Directors
as a Group (5 persons)                  600,000             0.0127

* less than 1%

(1)  President and CEO - Director

(2)  Chief Operating Officer - Director

(3)  Chief Technical Officer_ Director

(4)  Vice President - Research and Development

(5)  Vice President - Data Information - Director

Executive compensation

     From our inception on November 2, 1998, through the period year ended August 31,2000, no compensation was paid to any of our executive officers.

                      Disclosure of commission position on
                 indemnification for securities act liabilities

     Neither our by-laws nor our certificate of incorporation currently provide indemnification to our officers or directors. In an effort to continue to attract and retain qualified individuals to serve as our directors and officers, we intend to adopt provisions providing for the maximum indemnification permitted by Delaware law.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons, pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore unenforceable.

                            Description of securities

Authorized and outstanding stock

     Our authorized capital stock consists of 70,000,000 shares of common stock, $0.0001 par value. As of November 30, 2000 there were 46,700,000 shares outstanding, which were held by 193 stockholders of record.

Common stock

     Subject to legal and contractual restrictions on payment of dividends, the holders of common stock are entitled to receive such lawful dividends as may be declared by the board of directors. In the event of our liquidation, dissolution or winding up, the holders of shares of common stock are entitled to receive all of our remaining assets available for distribution to stockholders after satisfaction of all liabilities and preferences. Holders of our common stock do not have any preemptive, conversion or redemption rights and there are no sinking fund provisions applicable to our common stock. Record holders of our common stock are entitled to vote at all meetings of stockholders and at those meetings are entitled to cast one vote for each share of record that they own on all matters on which stockholders may vote.

     Stockholders do not have cumulative voting rights in the election of our directors. As a result, the holders of a plurality of the outstanding shares can elect all of our directors, and the holders of the remaining shares are not able to elect any of our directors. All outstanding shares of common stock are fully paid and non-assessable, and all shares of common stock to be offered and sold in this offering will be fully paid and non-assessable.

Transfer agent and registrar

     The stock transfer agent and registrar for our common stock is Intercontinental Registry and Stock Transfer, located at 900 Buchanan blvd # 1, Boulder City, Nevada 89005-2100.

Dividend policy

     Under applicable law, dividends may only be paid out of legally available funds as proscribed by a statute, subject to the discretion of the board of directors. In addition, it is currently our policy to retain internally generated funds to support future expansion of our business. Accordingly, even if we do generate earnings, and even if we are not prohibited from paying dividends, we do not currently intend to declare or pay cash dividends on our common stock for the foreseeable future .

Shares available for future sale

     On the date of this prospectus, all 25,500,000 shares included in this prospectus will generally be freely tradable without restriction imposed by, or further registration under, the Securities Act. An additional 33,700,000 shares of our common stock may be deemed "restricted securities," as that term is defined under Rule 144 promulgated under the Securities Act. Such shares may be sold to the public, subject to volume restrictions, as described below. Commencing at various dates, these shares may be sold to the public without any volume limitations.

     In general, under Rule 144 as currently in effect, subject to the satisfaction of certain other conditions, a person, including one of our affiliates, or persons whose shares are aggregated with affiliates, who has owned restricted shares of common stock beneficially for at least one year is entitled to sell, within any three-month period, a number of shares that does not exceed 1% of the total number of outstanding shares of the same class. In the event our shares are sold on an exchange or are reported on the automated quotation system of a registered securities association, you could sell during any three-month period the greater of such 1% amount or the average weekly trading volume as reported for the four calendar weeks preceding the date on which notice of your sale is filed with the SEC. Sales under Rule 144 are also subject to certain manner of sale provisions, notice requirements and the availability of current public information about us. A person who has not been one of our affiliates for at least the three months immediately preceding the sale and who has beneficially owned shares of common stock for at least two years is entitled to sell such shares under Rule 144 without regard to any of the limitations described above.

     You should note that we anticipate that our shares of common stock will initially be included for quotation on the OTC Bulletin Board. Pursuant to SEC regulations, the OTC Bulletin Board is not considered an "automated quotation system of a registered securities association" and Rule 144 will only permit sales of up to 1% of the outstanding shares during any three-month period.

                              Plan of distribution

     The Company hereby offers up to 12,500,000 shares of its Common Stock on an "as -sold, best efforts" basis at a price of $4.00 per share. All funds raised during this offering which will extend for ninety days from the date hereof (unless extended by the Company for up to an additional thirty days) will be available to the Company immediately upon receipt. The Company may enter into arrangements with registered broker/dealers to help sell these Shares in which case the Company will be required to pay commissions or other compensation to these agents. The Company currently has no understandings or arrangements with anybody to act as selling agent.

     The sale of the shares of common stock by the selling stockholders may be effected by them from time to time in the over the counter market or in such other public forum where our shares are publicly traded or listed for quotation. These sales may be made in negotiated transactions through the timing of options on the shares, or through a combination of such methods of sale, at fixed prices, which may be charged at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices. The selling stockholders may effect such transactions by selling the shares to or through broker-dealers, and such broker-dealers may receive compensation in the form of discounts, concessions or commissions from the selling stockholders and/or the purchasers of the shares for which such broker-dealer may act as agent or to whom they sell as principal, or both. The compensation as to a particular broker-dealer may be in excess of customary compensation.

     The selling stockholders and any broker-dealers who act in connection with the sale of the shares hereunder may be deemed to be underwriters within the meaning of Section 2(11) of the Securities Act, and any commissions received by them and any profit on any sale of the shares as principal might be deemed to be underwriting discounts and commissions under the Securities Act.

                              Selling stockholders

     We are registering shares of common stock purchased by investors in our 2000 private placement offerings.

     Other than the costs of preparing this prospectus and a registration fee to the SEC, we are not paying any costs relating to the sales by the selling stockholders. Each of the selling stockholders, or their transferees, and intermediaries to whom such securities may be sold may be deemed to be an "underwriter" of the common stock offered in this prospectus, as that term is defined under the Securities Act. Each of the selling stockholders, or their transferees, may sell these shares from time to time for his own account in the open market at the prevailing prices, or in individually negotiated transactions at such prices as may be agreed upon. The net proceeds from the sale of these shares by the selling stockholders will inure entirely to their benefit and not to ours.

     Except as indicated below, none of the selling stockholders has held any position or office, or had any material relationship with us or any of our predecessors or affiliates within the last three years, and after completion of this offering will own the amount of our outstanding common stock listed opposite their name. The shares reflected by each selling stockholder is based upon information provided to us by our transfer agent and from other available sources in November 2000.

     These shares may be offered for sale from time to time in regular brokerage transactions in the over-the-counter market, or, either directly or through brokers or to dealers, or in private sales or negotiated transactions, or otherwise, at prices related to the then prevailing market prices. Thus, they may be required to deliver a current prospectus in connection with the offer or sale of their shares. In the absence of a current prospectus, if required, these shares may not be sold publicly without restriction unless held by a non-affiliate for two years, or after one year subject to volume limitations and satisfaction of other conditions. The selling stockholders are hereby advised that Regulation M of the General Rules and Regulations promulgated under the Securities Exchange Act of 1934 will be applicable to their sales of these shares. These rules contain various prohibitions against trading by persons interested in a distribution and against so-called "stabilization" activities.

     The selling stockholders, or their transferees, might be deemed to be "underwriters" within the meaning of Section 2(11) of the Act and any profit on the resale of these shares as principal might be deemed to be underwriting discounts and commissions under the Act. Any sale of these shares by selling shareholders, or their transferees, through broker-dealers may cause the broker-dealers to be considered as participating in a distribution and subject to Regulation M promulgated under the Securities Exchange Act of 1934, as amended. If any such transaction were a "distribution" for purposes of Regulation M, then such broker-dealers might be required to cease making a market in our equity securities for either two or nine trading days prior to, and until the completion of, such activity.

                                          Shares Beneficially               Shares Beneficially
                                               Owned                               Owned
Name of Selling Security Holder             Before Offering    Offering        After Offering
-------------------------------             ---------------    --------       --------------
     Millenia Hope Inc. (6)                  35,700,000        2,000,000        33,700,000
     Jose Sardano                                25,000           25,000                 0
     Mario Volpe                                 25,000           25,000                 0
     Claude Auclair                                 500              500                 0
     Renee Lapierre                                 500              500                 0
     Francois Rochon                              1,000            1,000                 0
     Raoul Bouvin                                   500              500                 0
     Roberto Mocella                              1,000            1,000                 0
     Jean Paul Belisle                              500              500                 0
     Cosmo Salerno                              100,000          100,000                 0
     Nino Del bello                              50,000           50,000                 0
     Quantis Ltee                                 1,000            1,000                 0
     Sebastien Larochelle                           500              500                 0
     Mrs. Maria Fusco                             1,000            1,000                 0
     Dichro Mgt Consultant Inc.                     500              500                 0
     Denise Larochelle                              500              500                 0
     Bruno Ballarano                                500              500                 0
     Chantal Corbeil                                500              500                 0
     Les Investissements MPS inc                    500              500                 0
     Jean Pierre Leclerc                            500              500                 0
     Raymond Roy                                  1,000            1,000                 0

     Jacques Leclerc                              1,500            1,500                 0
     Christiane Proulx                              500              500                 0
     139472 Canada Inc.                           1,000            1,000                 0
     Kenneth Di Brewen                            1,000            1,000                 0
     Luc Methot                                     500              500                 0
     Robert Courtois                              1,000            1,000                 0
     Michel Gagne                                   500              500                 0
     Bruno DeLorme                                  500              500                 0
     Georges Gagnon                                 500              500                 0
     Pierre Poulin                                1,000            1,000                 0
     Gerald Sylvestre                               500              500                 0
     Dominique Salerno                           10,000           10,000                 0
     Antonio Petrantonio                         10,000           10,000                 0
     Jean Thellen                                 1,500            1,500                 0
     Mario Goncalves                              1,500            1,500                 0
     Christian Cardinal                           1,000            1,000                 0
     Richard Panbrun                                500              500                 0
     Collette Fillion                               500              500                 0
     Julie Bastien                                  500              500                 0
     Martine Bastien                                500              500                 0
     Lucie Godette                                  500              500                 0
     Stephanie Godette                            1,000            1,000                 0
     Joel Chapdelaine                             1,500            1,500                 0
     Celine St-Onge                               1,000            1,000                 0
     Martin St-Onge                                 500              500                 0
     Constance Godette                              500              500                 0
     Laurette Borduas                               500              500                 0
     Michel Chapdelaine                           1,000            1,000                 0
     Jean Bastien                                   500              500                 0
     Bernard Dallaire                               500              500                 0
     Denise Comptois                              1,000            1,000                 0
     Yves Comptois                                  500              500                 0
     Raynald Racicot                              1,500            1,500                 0
     Pierre Nault                                 1,500            1,500                 0
     Georges Gagnon                                 500              500                 0
     Armand Patenaude                               500              500                 0
     Denis Chicoine                                 500              500                 0
     Julia Shaar                                    500              500                 0
     Claude Cote                                  1,000            1,000                 0

     Andre Corriveau                                500              500                 0
     Yves Cyr                                     1,000            1,000                 0
     Maryse Richard                               1,000            1,000                 0
     Jules Chicoine                                 500              500                 0
     Langis Charron                                 500              500                 0
     Jacques Goyet                                  500              500                 0
     Yvan Levesque                                  500              500                 0
     Liette Lalonde                               1,000            1,000                 0
     Alain Boyer                                    500              500                 0
     Micheline Sawyer                               500              500                 0
     Lyne Barry                                     500              500                 0
     Raymond Guitard                              1,000            1,000                 0
     Montreal Marine Cleaners                     1,500            1,500                 0
     155707 Canada Inc.                             500              500                 0
     Yvon Lambert                                   500              500                 0
     Paul Peloquin                                  500              500                 0
     Danielle Pontbriand                            500              500                 0
     Gilles Lavalee                                 500              500                 0
     Jacqueline Beausoleil                        1,000            1,000                 0
     Fanny Dubuc                                  1,000            1,000                 0
     Francois Fregault                              500              500                 0
     Andre Beaulieu                                 500              500                 0
     Manon Delisle                                1,000            1,000                 0
     Suzanne Legault                              1,500            1,500                 0
     Michele Lafrancois                           1,500            1,500                 0
     Filippo Vita                                   500              500                 0
     Luis Vitorino                                  500              500                 0
     Andre Grimard                                1,000            1,000                 0
     Gabriel Lo Russo                             1,000            1,000                 0
     Eric Sardano                                 1,500            1,500                 0
     Karine Bastien                                 500              500                 0
     Francine Pauze                               1,000            1,000                 0
     Giuliano Ercoli                                500              500                 0
     Suzanne Cormier                                500              500                 0
     M.J. Anny Sardno                               500              500                 0
     Marc Sansregret                                500              500                 0
     Michel Sevigny                               1,000            1,000                 0
     Valerie Tsaroukas                            1,000            1,000                 0
     Sylvain Cournoyer                            1,500            1,500                 0

     Patrick Marcovecchio                        60,000           60,000                 0
     Joe Caruso                                     500              500                 0
     Guglielmo Pecorilli                         48,000           48,000                 0
     Leonardo Arcuri                            250,000          250,000                 0
     John Axmit                                     500              500                 0
     Michel Bedrossian                           15,000           15,000                 0
     Ines Benedict                                5,000            5,000                 0
     George Benson                                  500              500                 0
     Joel T. Bugsy                                7,500            7,500                 0
     Rodney Codmar                                  500              500                 0
     Dominico De Angelis                         25,000           25,000                 0
     Burt Delrivo                                 1,000            1,000                 0
     Gloria Delrivo                               1,000            1,000                 0
     Louis Grecco                                25,000           25,000                 0
     Mike Rossi                                  20,000           20,000                 0
     Silvio Villeneuve                           25,000           25,000                 0
     Marcel Villeneuve                           25,000           25,000                 0
     Jean Pierre Villeneuve                      25,000           25,000                 0
     Francine Villeneuve                         25,000           25,000                 0
     Perry Choiniere                            100,000          100,000                 0
     Valentin Cimpan                              5,000            5,000                 0
     Gilles Gonier                                5,000            5,000                 0
     Gaspar Stella                               25,000           25,000                 0
     Joanna Stella                               25,000           25,000                 0
     Bianca Stella                               25,000           25,000                 0
     Raffi Bedrossian                            50,000           50,000                 0
     Nicole Riopel                                5,000            5,000                 0
     Patrick Picorelli                           50,000           50,000                 0
     Silvio Rossi                                   500              500                 0
     Dr. Rene Morel                             150,000          150,000                 0
     Antonio Vecchiarino                         15,000           15,000                 0
     Francesca Albano                           130,000          130,000                 0
     Yehuda Kops                                390,000          390,000                 0
     Claude Villeneuve                          401,500          401,500                 0
     Roberto Savoca                              40,000           40,000                 0
     Anna Allen                                  40,000           40,000                 0
     Giovanna Martorana Magri                     8,000            8,000                 0
     9089-6929 Quebec Inc.                      360,000          360,000                 0
     Ignazio Magri                               40,000           40,000                 0

     Giuseppe Magri                               8,000            8,000                 0
     Maria DiCesare                              14,440           14,440                 0
     Cliff Blass                                 20,000           20,000                 0
     Sofia Catalina                               9,400            9,400                 0
     Patricia Fronteira                           4,000            4,000                 0
     Rosario Gioffre                             70,000           70,000                 0
     Sylvia Ponari                               40,000           40,000                 0
     Anthony Ierfino (1)                        120,000          120,000                 0
     Leonard Stella (2)                         120,000          120,000                 0
     Abdulmajid Sharif (3)                      120,000          120,000                 0
     Raffat Saade (5)                           120,000          120,000                 0
     Christos Tsoukas (4)                       120,000          120,000                 0
     Robert Picorelli                            80,000           80,000                 0
     Ted Roan                                    50,000           50,000                 0
     Somli Holdings                             250,000          250,000                 0
     Dess Investments                            40,000           40,000                 0
     Christos Avgoulas                            7,000            7,000                 0
     George Tsoukas                             250,000          250,000                 0
     Sartor Corp.                               250,000          250,000                 0
     Raymond Roy                                 25,000           25,000                 0
     Ruben Armenta                               10,000           10,000                 0
     Estere Granata                              20,000           20,000                 0
     PSI International                          150,000          150,000                 0
     Ian Breton                                  10,000           10,000                 0
     Jovette Simoneau                            25,000           25,000                 0
     DM Investments                             250,000          250,000                 0
     Michael Solomita                           100,000          100,000                 0
     Daniel Solomita                             50,000           50,000                 0
     Vincent Solomita                           100,000          100,000                 0
     Joseph Solomita                             20,000           20,000                 0
     Rocco Piccolo                              100,000          100,000                 0
     Myriam Cella                               100,000          100,000                 0
     Josie Gammieno                              10,000           10,000                 0
     Rafael Bitton                               80,000           80,000                 0
     Mike Ghakis                                 40,000           40,000                 0
     Marc Dumont                                 20,000           20,000                 0
     Dean Cristofaro                             60,000           60,000                 0
     Ivano Delnegro                              40,000           40,000                 0
     Charles Layne                               20,000           20,000                 0
     Mohsen Yadman                               20,000           20,000                 0

     Danny Lamaroux                              20,000           20,000                 0
     Silvana Favero                              10,000           10,000                 0
     Nicholas Skafidas                            4,000            4,000                 0
     Linda Nikolakopoulos                         4,000            4,000                 0
     Rea Pangalo                                  3,000            3,000                 0
     Georgia Florov                               8,000            8,000                 0
     Spiros Fengos                              100,000          100,000                 0
     Giuseppe Castiglione                       181,200          181,200
     Antonio Arcuri                             200,000          200,000                 0
     Dominico Arcuri                            200,000          200,000                 0
     Nordam Services Ltd.                       600,000          600,000                 0
     9033-0176 Quebec Inc.                      745,000          745,000                 0
     Nestar Trading Inc.                      1,089,000        1,089,000                 0
     Astute Holdings                          1,089,000        1,089,000                 0
     International Global Investments         1,089,000        1,089,000                 0

     ----------

     (1)  Our President, CEO and a Director

     (2)  Our COO and a Director

     (3)  Our CTO and a Director

     (4)  Our VP of Research and Development

     (5)  Our VP of Data Information and a Director

     (6)  Our Parent Corporation

                                  Legal matters

     Certain legal matters in connection with this offering are being passed upon by the law firm of Heller, Horowitz & Feit, P.C., New York, New York.

                                     Experts

     Our audited financial statements as of April 30,2000 and for the fiscal year then ended are included in this prospectus in reliance upon the report of Mark Cohen C.P.A., an independent certified public accountant, and upon the authority of said person as an expert in accounting and auditing.

                              Available information

     Commencing on the date of this prospectus, we will be subject to the information Requirements of the Securities Exchange Act of 1934, as amended. This Act requires us to file reports, proxy statements and other information with the Securities and Exchange Commission. Copies of the reports, proxy statements and other information we file can be inspected at the Headquarters Office of the Securities and Exchange Commission located at 450 Fifth Street,

N.W., Room 1024, Washington, D.C. 20549 and at certain of its regional offices at the following addresses:

     o    7 World Trade Center, 13th Floor, New York, New York 10048; and

     o    500 West Madison Street, Suite 1400, Chicago, Illinois 60661.

     Copies of the material we file may be obtained from the Public Reference Section of the Commission, at 450 Fifth Street, N.W., Room 1024, Washington, D.C. at prescribed rates. The Public Reference Room can be reached at (202) 942-8090. The Commission also maintains a web site that contains reports, proxy and information statements and other information regarding us. This material can be found at http://www.sec.gov.

================================================================================

You should only rely on the information contained in this document or other information that we refer you to. We have not authorized anyone to provide you with any other information that is different . You should note that even though you received a copy of this Prospectus, there may have been changes in our affairs since the date of this Prospectus. This Prospectus does not constitute an offer to sell securities in any jurisdiction in which such offer or solicitation is not authorized

                                TABLE OF CONTENTS

                                                                   PAGE

          Risk Factors                                               3
          Special Note Regarding
              Forward-Looking Statements                             8
          Summary Historical Financial
              Information                                            9
          Plan of Operations                                         9
          Use of Proceeds                                           13
          Business                                                  14
          Management                                                27
          Security Ownership of Certain
              Beneficial Owners and Management                      29
          Executive Compensation                                    30
          Certain Relationships
              and Related Transactions                              30
          Disclosure of Commission Position
              on Indemnification for Securities
              Act Liability                                         31
          Description of Securities                                 26
          Plan of Distribution                                      33
          Selling Stockholders                                      33
          Legal Matters                                             47
          Experts                                                   47
          Available Information                                     47
          Index to Financial Statements                             F-


================================================================================


================================================================================


                        25,500,000 Shares of Common Stock


                             SWORD COMP-SOFT CORP.



                                   ----------

                                   PROSPECTUS

                                   ----------




                                 December, 2000


================================================================================

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS


Item 13. Other Expenses of Issuance and Distribution

     The following statement sets forth the estimated expenses in connection with the offering described in the Registration Statement, all of which will be borne by the Registrant.

     Securities and Exchange Commission Fee ................        $15,098
     Accountants' Fees .....................................        $15,000
     Legal Fees ............................................        $20,000
     Company's Administrative Expenses .....................        $30,000
     Printing and engraving ................................        $10,000
     Miscellaneous .........................................        $ 1,917

     Total .................................................        $92,015
                                                                    =======

Item 14. Indemnification of Directors and Officers.

     Neither our By-Laws nor our Certificate of Incorporation currently provide indemnification to our officers or directors. In an effort to continue to attract and retain qualified individuals to serve as our directors and officers, we intend to adopt provisions providing for the maximum indemnification permitted by Delaware law.

Item 15. Recent Sales of Unregistered Securities

     In March/April 2000 Registrant sold 11,000,000 common shares at a price of $0.25 under Rule 504 and Regulation S.

     In May 2000 Registrant swapped 35,700,000 common shares with its parent company, Millenia Hope Inc. In return it received 5,000,000 common shares of Millenia Hope Inc. and 5,000,000 warrants entitling them to purchase one common share per one warrant for $2 up to May 29, 2003.

Item 16. Exhibits and Financial Statements Schedules.

          3.1          Certificate of Incorporation, as amended
          3.2          By-Laws
          4.1          Specimen Common Stock Certificate
          5            Opinion of Heller, Horowitz & Feit, P.C.
          10.1         Lease Agreement

          23.1         Consent of Heller, Horowitz & Feit, P.C.
                      (included in the Opinion filed as Exhibit 5)
          23.2         Consent of Mark Cohen, C.P.A.
          27           Financial data schedule, as amended

Item 17. Undertakings.

     The undersigned Registrant hereby undertakes:

     (1) To file, during any period in which it offers or sells securities, a post-effective amendment to this registration statement to:

     (i) Include any prospectus required by section 10(a)(3) of the Securities Act;

     (ii) Reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement; and notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high and of the estimated maximum offering range may be reflected in the form of prospectus filed with Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

     (iii) Include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the registration statement is on Form S-3, Form S-8 or Form F-3, and the information required to be included in post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

     (iv) Include any additional or changed material information on the plan of distribution.

     (2) For determining liability under the Securities Act, treat each post-effective amendment as a new registration statement of the securities offered and the offering of the securities at that time to be the initial bona fide offering.

     (3) File a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

     In accordance with the requirements of the Securities Act, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements of filing on Form SB-2 and has authorized this registration statement or amendment to be signed on its behalf by the undersigned, in the City of Montreal on the ___ day of December, 2000.


                                        SWORD COMP-SOFT INC.


                                        By:
                                             -----------------------------------
                                             Anthony  Ierfino, President and CEO

     In accordance with the requirements of the Securities Act, this registration statement or amendment was signed by the following persons in the capacities and on the dates stated:

Signature              Title                            Date
---------              -----                            ----

                       President, Chief                 December ___, 2000
--------------------   Executive Officer, Director
Anthony Ierfino


                       Chief Operating Officer,         December ___, 2000
--------------------   Director
Leonard B. Stella


                       Chief Technical Officer,         December  ___,2000
--------------------   Director
Abdulmajid Sharif


                       Vice President                   December ___, 2000
--------------------   Data Information
Dr. Raafat G. Saade

                             SWORD COMP-SOFT CORP.
                      (A COMPANY IN THE DEVELOPMENT STAGE)
                                  BALANCE SHEET
                               AT AUGUST 31, 2000

                                   (UNAUDITED)


           Assets

Current Assets
     Note Receivable - 3rd Party                                      $  33,600
     Note Receivable - Related Party                                     74,919
                                                                      ---------

       Total current assets                                             108,519
Property and equipment, net                                              55,665
Investment in Parent                                                    129,478
                                                                      ---------

       Total assets                                                     293,662
                                                                      =========

           Liabilities and Shareholder's Equity

Current Liabilities
     Accounts payable and accrued liabilities                             4,500
       Other current liabilities                                            151
                                                                      ---------

       Total current liabilities                                          4,651

 Shareholder's Equity
     Common Stock, $.0001 par value; authorized                           4,670
          70,000,000 shares; issued and outstanding 46,700,000
     Paid in Capital                                                    399,809
     Deficit accumulated during the development stage                  (115,467)
                                                                      ---------

       Total Shareholder's Equity                                       289,011

        Total liabilities and shareholder's equity                    $ 293,662
                                                                      =========


        Read the accompanying summary of signinficant notes to financial statements, which are an integral part of this financial statement

                              SWORD COMP-SOFT CORP.
                      (A COMPANY IN THE DEVELOPMENT STAGE)
                             STATEMENT OF OPERATIONS
                     FOR THE 4 MONTHS ENDED AUGUST 31, 2000
                        FOR THE YEAR ENDED APRIL 30, 2000
           FROM INCEPTION (NOVEMBER 02, 1998) THROUGH AUGUST 31, 2000


                                                                    Four months                                From inception
                                                                       ended               Year ended        (November 02, 1999)
                                                                  August 31, 2000        April 30, 2000    through August 31, 2000
                                                                  ---------------        --------------    -----------------------
                                                                    (Unaudited)                                 (Unaudited)

Revenues:                                                           $     55,073          $       --            $     55,073

Operating Expenses:
       Rent                                                               11,120                  --                  11,120
       Consulting                                                         87,554                  --                  87,554
       Depreciation                                                        2,521                 2,521
       Selling, general and administrative expenses                       57,891                11,454                69,345
                                                                    ------------          ------------          ------------
Total Operating Expenses                                                 159,086                11,454               170,540
                                                                    ------------          ------------          ------------
Net Loss                                                                (104,013)              (11,454)             (115,467)
                                                                    ============          ============          ============

Basic weighted average common shares outstanding                      38,573,171            11,000,000            38,350,806
                                                                    ============          ============          ============

Basic Loss per common share                                         $    (0.0027)         $    (0.0010)         $    (0.0030)
                                                                    ============          ============          ============


        Read the accompanying summary of signinficant notes to financial statements, which are an integral part of this financial statement

                             SWORD COMP-SOFT CORP.
                      (A COMPANY IN THE DEVELOPMENT STAGE)
                       STATEMENT OF SHAREHOLDERS' DEFICIT
           FROM INCEPTION (NOVEMBER 02, 1998) THROUGH AUGUST 31, 2000

                                                                                                          Accumulated
                                                            Common Stock                    Receivables Deficit during    Total
                                                -------------------------------   Paid in     Shares     Development   Shareholder's
                                                  Shares      Par Value   Amount  Capital  Subscription     Stage        Equity
                                                -----------   --------    ------  --------   ---------    ---------    ---------
Balance, beginning:  November 02, 1998                 --     $   --      $ --    $   --     $    --      $    --      $    --

April 30, 2000
  Proceeds from the sale of common stock         10,400,000     0.0001     1,040   258,961    (103,739)        --        156,262

April 30, 2000
  Issuance of stock in settlement of equipment      600,000     0.0001        60    14,940        --           --         15,000
  purchase

Net loss year ended April 30, 2000                                                                          (11,454)     (11,454)
                                                -----------   --------    ------  --------   ---------    ---------    ---------

Balance at April 30, 2000                        11,000,000     0.0001     1,100   273,901    (103,739)     (11,454)     159,807

May 29, 2000
  Issuance of shares in exchange for 5,000,000   35,700,000     0.0001     3,570   125,908     103,739                   233,217
  shares of Millenia Hope, Inc. (unaudited)

Net loss year - four months ended                                                                          (104,013)    (104,013)
August 31, 2000 (unaudited)
                                                -----------   --------    ------  --------   ---------    ---------    ---------

Balance, ending:  August 31, 2000 (unaudited)    46,700,000   $ 0.0001    $4,670  $399,809   $      (0)   $(115,467)   $ 289,011
                                                ===========   ========    ======  ========   =========    =========    =========


        Read the accompanying summary of significant accounting notes to financial statements, which are an integral part of this financial statement.

                             SWORD COMP-SOFT CORP.
                      (A COMPANY IN THE DEVELOPMENT STAGE)
                            STATEMENT OF CASH FLOWS
                   FOR THE FOUR MONTHS ENDED AUGUST 31, 2000
                       FOR THE YEAR ENDED APRIL 30, 2000
           FROM INCEPTION (NOVEMBER 02, 1998) THROUGH AUGUST 30, 2000


                                                                                                              From inception
                                                                      Four months                           (November 02, 1999)
                                                                         ended             Year ended             through
                                                                    August 31, 2000       April 30, 2000      August 31, 2000
                                                                    ---------------       --------------      ---------------
                                                                      (Unaudited)                               (Unaudited)

CASH FLOWS FROM OPERATING ACTIVITIES:

Net Income (Loss)                                                      $(104,013)           $ (11,454)           $(115,467)
Adjustments to reconcile net income (loss) to net cash
 used in operating activities:
              Depreciation                                                 2,521                 --                  2,521
Changes in Operating assets and liabilities:
              Notes Receivable                                          (108,519)                --               (108,519)
              Accounts Payable and Accrued Liabilities                    (2,202)               6,853                4,651
                                                                       ---------            ---------            ---------

Net cash provided by/(used in) operating activities                     (212,213)              (4,602)            (216,815)

CASH FLOWS FROM INVESTING ACTIVITIES:

Purchase of Property and equipment                                       (43,186)                --                (43,186)
                                                                       ---------            ---------            ---------

Net cash provided by/(used in) investing activities                      (43,186)                --                (43,186)

CASH FLOWS FROM FINANCING ACTIVITIES:

Proceeds from:
  Sales of common stock                                                  103,739              156,262              260,001
                                                                       ---------            ---------            ---------

Net cash provided by/(used in) financing activities                      103,739              156,262              260,001
                                                                       ---------            ---------            ---------

Net increase (decrease) in cash and cash equivalents                    (151,660)             151,660                   (0)
Cash and cash equivalents, beginning of period                           151,660                 --                   --
                                                                       ---------            ---------            ---------

Cash and cash equivalents, end of period                               $    --              $ 151,660            $      (0)
                                                                       =========            =========            =========


Supplemental Schedule of noncash investing and financing activities:

On April 30, 2000, the company issued 600,000 shares of                                        15,000               15,000
common stock in settlement of computer equipment purchased
from its officers


        Read the accompanying summary of significant accounting notes to financial statements, which are an integral part of this financial statement.

                              SWORD COMP-SOFT CORP.
                        NOTES TO THE FINANCIAL STATEMENTS
           FROM INCEPTION (NOVEMBER 02, 1998) THROUGH AUGUST 31, 2000


NOTE 1 - ORGANIZATION AND BASIS OF PRESENTATION

     Sword Comp-Soft Corp. (the "Company") was organized on November 02, 1998. The company is an Application Service Provider in the E-Health sector providing on-line interactive health services through the internet.

Sword Comp-Soft Corp. prepares its financial statements in accordance with generally accepted accounting principles. This basis of accounting involves the application of accrual accounting; consequently, revenues and gains are recognized when earned, and expenses and losses are recognized when incurred. Financial statement items are recorded at historical cost and may not necessarily represent current values.

NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Use of Estimates

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Certain amounts included in the financial statements are estimated based on currently available information and management's judgment as to the outcome of future conditions and circumstances. Changes in the status of certain facts or circumstances could result in material changes to the estimates used in the preparation of financial statements and actual results could differ from the estimates and assumptions. Every effort is made to ensure the integrity of such estimates.

Fair value of Financial Instruments

     The carrying amounts reported in the balance sheet for cash and cash equivalents, accounts receivable, other receivables, accounts payable and accrued expenses and other liabilities approximate fair value because of the immediate or short-term maturity of these financial instruments.

Earnings Per Share of Common Stock

     Basic earnings (loss) per share is computed using the weighted-average number of common shares outstanding during the period. Options and warrants are not considered since considering such items would have an antidilutive effect.

Statement of Cash Flows

     For purposes of the statement of cash flows, the Company considers all highly liquid instruments with original maturities of three months or less to be cash equivalents.

Interim Financial Statements

     The accompanying unaudited financial statements of Sword Comp-Soft Corp. have been prepared in accordance with generally accepted accounting principles for interim financial information and with the instructions to Form 10-QSB and
Article 10 of Regulation S-X. The financial statements reflect all adjustments consisting of normal recurring adjustments which, in the opinion of management, are necessary for a fair presentation of the results for the periods shown.

                              SWORD COMP-SOFT CORP.
                        NOTES TO THE FINANCIAL STATEMENTS
           FROM INCEPTION (NOVEMBER 02, 1998) THROUGH AUGUST 31, 2000


NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued):

Revenue Recognition

     The company currently recognizes revenue in the form of providing on-line interactive health services through the internet as well as data storage services.

     In December 1999, the Securities and Exchange Commission ("SEC") issued Staff Accounting Bulletin No. 101 ("SAB 101"), "Revenue Recognition," which provides guidance on the recognition, presentation and disclosure of revenue in financial statements filed with the SEC. SAB 101 outlines the basic criteria that must be met to recognize revenue and provide guidance for disclosures related to revenue recognition policies. Management believes that Internet VIP, Inc.'s revenue recognition practices are in conformity with the guidelines of SAB 101.

NOTE 3 - PROPERTY AND EQUIPMENT, NET

          Property and equipment, net consists of the following:

                                                    Aug 31, 2000  April 30, 2000

     Computer Equipment ................................ $58,186      $15,000
     Less: Accumulated depreciation ....................   2,521         --
                                                          ------       ------
          Property and equipment, net .................. $56,665      $15,000

On April 30, 2000 the company purchased computer equipment from its officers The amount of the purchase acquired from related party and recorded at predecessor basis was $15,000.

Property and equipment are stated at cost. Depreciation is computed primarily using the straight-line method over the following estimated useful lives: Years

                                                                     Years
                                                                     -----
         Computer Equipment ...........................................3

NOTE 4 - COMMITMENTS AND CONTIGENCIES

Dedicated internet access
     The company has entered into an agreement with UUNET Canada, Inc. for dedicated access to the commercial internet. The agreement is for twelve months starting March 01, 2000 and expiring on February 28, 2001. The monthly amount is $1,395 CAD plus applicable taxes.

Office Rent
     The company has entered into an lease agreement with 9033-0176 Quebec Inc. for office space. The term of the lease begins on May 01, 2000 and terminates on June 30, 2005, with an option to renew for an additional five years. The annual rent amount is $18,000.

                              SWORD COMP-SOFT CORP.
                        NOTES TO THE FINANCIAL STATEMENTS
           FROM INCEPTION (NOVEMBER 02, 1998) THROUGH AUGUST 31, 2000


NOTE 5 - GOING CONCERN

     The accompanying financial statements have been prepared assuming the Company will continue as a going concern. The company reported a net loss of $104,013 for the four months ended August 31, 2000, $11,454 for the year ended April 30, 2000 and $115,467 since inception. As reported on the statement of cash flows, the Company incurred negative cash flows from operating activities of $212,213 for the four months ended August 31, 2000, $4,602 for the year ended April 30, 2000 and $216,815 since inception. To date, this has been financed principally through the sale of common stock ($260,001). Management has continued to develop a strategic plan to develop a management team, maintain reporting compliance and seek new expansive areas in on-line healthcare sector. Management anticipates that additional investments will be needed to develop an effective sales and marketing program before the organization will generate sufficient cash flow from operations to meet current operating expenses and overhead.

NOTE 6 - RELATED PARTY TRANSACTIONS

Equipment purchases from officers

     On April 30, 2000 the company purchased computer equipment from its officers. The amount of the purchase was $15,000. On April 30, 2000, the company issued 600,000 shares of common stock in settlement of the purchase. The computer equipment was capitalized at predecessor cost for an amount of $15,000.

NOTE 7 - STOCKHOLDER'S EQUITY

     On April 30,2000, the company in accordance with its private placement offering exempt from registration requirements under section 4(2) of the Securities Act of 1933 issued 10,400,000 of common shares. The shares have been issued and a receivable has been reflected in the equity section for those shares which payment had not been received as of April 30, 2000.

     On April 30, 2000, the company issued 600,000 shares to officers of the company in settlement of computer equipment purchases. The computer equipment was capitalized at predecessor cost for an amount of $15,000.

     On May 29, 2000 the company issued 35,700,000 shares of common stock to Millenia Hope, Inc. in exchange for 5 million shares of common stock of Millenia Hope, Inc. and 5 million warrants, each warrant entitling the company to purchase one common share at a price of two dollars per share until November 30, 2004.

NOTE 8 - INCOME TAXES

     The Company did not provide any current or deferred United States federal, state or foreign income tax provision or benefit for the period presented because it has experienced operating losses since inception. The Company has provided a full valuation allowance on the deferred tax asset, consisting primarily of net operating loss carryforwards, because of uncertainty regarding its realizability.